Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Sophia Genetics SA of our report dated May 24, 2021, except for the effects of the share split discussed in Note 35 “Significant accounting policies—Basis of preparation—Share split” to the consolidated financial statements, as to which the date is July 2, 2021, relating to the consolidated financial statements of Sophia Genetics SA, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland

July 2, 2021